UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011

GREEN BANKSHARES, INC.
 (Exact name of registrant as specified in its charter)

Tennessee	0-14289	62-1222567
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Greeneville, Tennessee	37743-4992
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 639-5111

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure set forth in this report under Item 5.02(b) is herein incorporated by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 9, 2011, Green Bankshares, Inc. (the “Company”) notified Kenneth R. Vaught, the President and Chief Banking Officer of the Company and GreenBank, the Company’s wholly-owned bank subsidiary (the “Bank”), that his employment with the Company and the Bank was terminated, effective immediately. In connection therewith, the Company terminated the Employment Agreement with Mr. Vaught, dated December 31, 2007.

In connection with the termination of Mr. Vaught’s employment with the Company and the Bank discussed above, Stephen M. Rownd, the Company’s and the Bank’s Chairman of the Board and Chief Executive Officer will also assume the position of President of the Company and the Bank. Mr. Rownd’s existing compensation arrangement will not change as a result of his assumption of the position of President of the Company and the Bank. Mr. Rownd has been Chairman and Chief Executive Officer of the Company and the Bank since March 31, 2010. He had previously served as Executive Vice President and Senior Commercial Banker for Fifth Third Bank of the Carolinas from 2008 to March 15, 2010, and was responsible for leading a new commercial banking team focused on middle market lending, commercial real estate and treasury services. Prior to joining Fifth Third, Mr. Rownd served as Executive Vice President and Chief Banking Officer of First Charter Corporation from 2006 to 2008, as Executive Vice President and Chief Risk Officer from 2004 to 2006 and as Executive Vice President and Chief Credit Officer from 2000 to 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BANKSHARES, INC.

Date: August 11, 2011

By: /s/ Michael J. Fowler
Michael J. Fowler
Senior Vice President, Chief Financial Officer
and Secretary